NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES New York Stock Exchange LLC (the 'Exchange' or the 'NYSE') hereby notifies the Securities and Exchange Commission (the 'Commission') of its intention to remove the entire class of Common Stock (the 'Common Stock') of Thornburg Mortgage, Inc., (the 'Company') from listing and registration on the Exchange at the opening of business on January 26, 2009, pursuant to the provisions of Rule 12d2-2 (b), because, in the opinion of the Exchange, the Common Stock is no longer suitable for continued listing and trading on the Exchange. The Company had fallen below the Exchange's continued listing standard regarding average closing price of less than $1.00 over a consecutive 30 trading day period and the REIT failed to cure this non-compliance within the required six month period. 1. The Exchange's Listed Company Manual, Sections 802.01C, states, in part, that the Exchange would consider delisting a security of either a domestic or non-U.S. issuer when: average closing price of a security is less than $1.00 over a consecutive 30 trading-day period. 2. The Exchange, on December 1, 2008, determined that the Common Stock should be suspended from trading before the opening of the trading session on December 5, 2008, and directed the preparation and filing with the Commission of this application for the removal of the Common Stock from listing and registration on the Exchange. The Company was notified by letter on December 1, 2008. 3. Pursuant to the above authorization, a press release was issued on December 1, 2008, and an announcement was made on the 'ticker' of the Exchange at the close of the trading session on December 1, 2008 and other various dates of the proposed suspension of trading in the Common Stock. Similar information was included on the Exchange's website. Trading in the Common Stock on the Exchange was suspended before the opening of the trading session on December 5, 2008. 4. The Company had a right to appeal to the Committee for Review of the Board of Directors of NYSE Regulation the determination to delist its Common Stock, provided that it filed a written request for such a review with the Secretary of the Exchange within ten business days of receiving notice of delisting determination. The Company did not file such request within the specified time period.